Exhibit 99.2

Modivcare Resolves Dispute With Former Chief Executive Officer

DENVER – May 18, 2023 – Modivcare Inc. (the “Company” or “Modivcare”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions focused on improving health outcomes, today announced that the Company and its former Chief Executive Officer, Daniel E. Greenleaf, have recently resolved a disagreement regarding the nature of his departure and the amount of compensation owed to him following his departure from the Company effective August 1, 2022. Modivcare and Mr. Greenleaf are pleased to have the dispute amicably resolved and behind them.

Modivcare’s Board Chairman, Christopher Shackelton, stated, “Modivcare appreciates the leadership Dan provided to the company during a critical time, allowing the company to navigate the challenges posed by COVID. We wish him the best on his next challenge.” Mr. Greenleaf stated, “I continue to believe in Modivcare’s mission, and it was an honor to work with so many others dedicated to that mission.”

About Modivcare

Modivcare Inc. (Nasdaq: MODV) is a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions for public and private payors and their members. Our value-based solutions address the social determinants of health (SDoH), enable greater access to care, reduce costs, and improve outcomes. We are a leading provider of non-emergency medical transportation (NEMT), personal care and remote patient monitoring. To learn more about Modivcare, please visit www.modivcare.com.

Investors
Kevin Ellich
Vice President, Head of Investor Relations
Kevin.ellich@modivcare.com